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EXHIBIT 10.8

ABRAXAS ENERGY PARTNERS, L.P.
LONG-TERM INCENTIVE PLAN
OPTION AGREEMENT

        This Option Agreement ("Option Agreement") is made and entered into effective as of                        , 2007 (the "Grant Date") by and between ABRAXAS ENERGY PARTNERS, L.P., a Delaware limited partnership (the "Partnership"), and                        ("Participant").

        WHEREAS, the Partnership considers it to be in its best interest that Participant be given an inducement to acquire a proprietary interest in the Partnership and an added incentive to advance the interests of the Partnership; and

        WHEREAS, the Partnership desires to accomplish such objectives by affording Participant an option to purchase Units pursuant to the Abraxas Energy Partners, L.P. Long-Term Incentive Plan, which is incorporated by reference herein (the "Plan").

        NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereby agree as follows:

        1.    Defined Terms.    Unless otherwise defined herein, capitalized terms used in this Option Agreement shall have the meaning given such terms in the Plan.

        2.    Grant of Option.    The Partnership hereby grants to Participant an option (the "Option") to purchase all or any part of an aggregate of                        Units, under and subject to the terms and conditions of this Option Agreement and the Plan.

        3.    Purchase Price.    The purchase price for each Unit to be purchased hereunder shall be $                        (the "Exercise Price"), which has been determined to be no less than the Fair Market Value of a Unit on the Grant Date.

        4.    Vesting and Option Period.    Participant may exercise the Option in whole or in part. Provided that Participant remains in continuous service with the Partnership, Company, or any Affiliate thereof from the Grant Date through the relevant vesting date, the Option shall become vested and exercisable with respect to 25% of the covered Units on the first (1st) anniversary of the Grant Date, with respect to an additional 25% of the covered Units on the second (2nd) anniversary of the Grant Date, with respect to an additional 25% of the covered Units on the third (3rd) anniversary of the Grant Date, and with respect to the final 25% of the covered Units on the fourth (4th) anniversary of the Grant Date. Prior to the date of vesting, no portion of the Option shall be exercisable unless its exercisability is accelerated as provided in the Plan or approved by the Committee in its sole discretion. Notwithstanding the foregoing, all Options not previously vested, will vest immediately prior to the effective date of, and contingent upon, a Change of Control. Except as provided otherwise in this Option Agreement or the Plan, the Option, to the extent not theretofore exercised, shall terminate on the expiration of ten (10) years from the Grant Date.

        5.    Exercise Period; Method of Exercise; Payment.

          (a)   To the extent that the Option has vested, the vested portion of such Option must be exercised on or prior to the later to occur of the following dates: (i) 70 days from the date of vesting and (ii) December 31st of the year in which vesting occurs, but in no event following the expiration of the term of the Option as set forth in Section 4 of this Option Agreement. Any vested portion of any Option not exercised within the period described in this Section 5(a) will terminate and no longer be exercisable, and the Units covered by such forfeited portion of the Option will be available for issuance of Awards under the Plan.

          (b)   The Option shall be exercised by written notice to the Partnership, in substantially the form attached hereto as Appendix A or such other form as may be approved from time to time by the Committee, accompanied by payment of the aggregate Exercise Price for the Units to be purchased in accordance with the terms of this Option Agreement and any required tax withholding amount as may be determined in the discretion of the Committee.

          (c)   At the time the Option is exercised, payment of the aggregate Exercise Price for the Units to be purchased shall be made to the Partnership (i) in cash (including check, bank draft or money order), (ii) by transfer from the Participant to the Partnership of Units (other than Units that the Committee determines by rule may not be used to exercise this option) that the Participant has held for more than six (6) months with a then current aggregate Fair Market Value equal to the aggregate Exercise Price for the portion of this Option being exercised, (iii) by the Partnership's retaining a number of Units deliverable upon exercise of this Option whose aggregate Fair Market Value is equal to the aggregate Exercise Price to be paid in connection with such exercise; or (iv) to the extent permissible under applicable law, delivery to the Partnership of: (A) a properly executed exercise notice, (B) irrevocable instructions to a broker to sell a sufficient number of the Units being exercised to cover the aggregate Exercise Price and to promptly deliver to the Partnership (on the same day that the Units issuable upon exercise are delivered) the amount of sale proceeds required to pay the aggregate Exercise Price and any required tax withholding relating to the exercise, and (C) such other documentation as the Committee and the broker shall require to effect a same-day exercise and sale.

        6.    General Restrictions.    Subject to the terms of this Option Agreement and the Plan, the Option may be exercised with respect to vested Units covered by the Option as set forth in Section 5 above. The Option shall not be assignable or transferable except as expressly provided by the Plan, this Option Agreement or approved by the Committee in its sole discretion.

        7.    Termination of Service Other Than for Death or Disability.    In the case of termination of Participant's service relationship with the Partnership, Company, or any Affiliate, whether by the action of the Participant or the Partnership, Company or any Affiliate, for any reason other than due to Participant's death or Disability (as defined herein), Participant may, until the earlier of (a) 90 days from the date of such termination (b) the expiration of the Option in accordance with Section 4 of this Option Agreement, or (c) the forfeiture and termination of the vested portion of any Option pursuant to Section 5(a) above, exercise the vested portion of any Option in accordance with Section 5 of this Option Agreement. To the extent such Option was not vested immediately prior to such termination, the Option shall automatically terminate and become null and void.

        8.    Death or Disability.    In the case of termination of Participant's service relationship with the Partnership, Company, or an Affiliate thereof due to death or Disability, Participant or Participant's estate (or any person who acquired the right to exercise such Option by bequest or inheritance or otherwise by reason of Participant's death) as applicable, may, until the earlier of (a) the expiration of the Option in accordance with Section 4 of this Option Agreement or (b) the forfeiture and termination of the vested portion of any Option pursuant to Section 5(a) above, exercise the vested portion of any Option in accordance with Section 5 of this Option Agreement to the extent such Option had vested immediately prior to the time of Participant's death or Disability. To the extent such Option was not vested immediately prior to such termination, the Option shall automatically terminate and become null and void. "Disability" shall mean the determination by a physician selected by the Partnership that Participant has been unable to substantially perform Participant's usual and customary duties for a period of at least one hundred twenty (120) consecutive days or a non-consecutive period of one hundred eighty (180) days during any twelve-month period as a result of incapacity due to mental or physical illness or disease.

        9.    Rights as a Unitholder.    Participant, or a transferee of the Option, shall have no rights as a holder of a limited partner interest in the Partnership pursuant to this Option Agreement except as to any Units actually purchased pursuant to the exercise of the Option.

        10.    Plan Controlling Document.    Participant agrees that the Plan is the controlling instrument and that to the extent there is any conflict between the terms of the Plan and this Option Agreement, the Plan shall control and be the governing document.

        11.    Limited Partnership Agreement.    As a condition to the exercise of the Option, Participant agrees to be bound by all applicable provisions of the Partnership's Agreement of Limited Partnership, as amended from time to time.

        12.    Taxes.    The Partnership and any affiliate thereof are authorized to withhold from any payment relating to the Option, or any payroll or other payment to Participant, amounts of withholding and other taxes due or potentially payable in connection with the exercise of the Option, and to take such other action as the Committee may deem advisable to enable the Partnership, any affiliate, and Participant to satisfy obligations for the payment of withholding taxes and other tax obligations relating to the Option. This authority shall include authority to withhold or receive Units or other property and to make cash payments in respect thereof in satisfaction of Participant's tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

        13.    Section 409A Acknowledgement and Release.    Participant understands that payments under the Plan and this Option Agreement are potentially subject to Section 409A of the Code and that if the Plan and Option Agreement do satisfy an exception to Code Section 409A or do not comply with the requirements of Section 409A and the applicable guidance thereunder, then Participant may incur adverse tax consequences under Section 409A. Participant acknowledges and agrees that (a) Participant is solely responsible for all obligations arising as a result of the tax consequences associated with payments under this Option Agreement including, without limitation, any taxes, interest or penalties associated with Section 409A, (b) Participant is not relying upon any written or oral statement or representation the Partnership, Company or any Affiliate thereof, or any of their respective employees, directors, officers, attorneys or agents (collectively, the "Partnership Parties") regarding the tax effects associated with the execution of this Option Agreement and the payment under this Option Agreement and the Plan, and (c) in deciding to enter into this Option Agreement, Participant is relying on his or her own judgment and the judgment of the professionals of his or her choice with whom Participant has consulted. Participant hereby releases, acquits and forever discharges the Partnership Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with the execution of this Option Agreement and any payment under the Plan and this Option Agreement.

        14.    No Right to Continued Employment.    Nothing in this Option Agreement shall be deemed by implication or otherwise to confer upon the Participant the right to continue in the employment or service of the Partnership, Company or any Affiliate thereof, or impose any limitation on any right of the Partnership, Company or any Affiliate thereof, to terminate the Participant's employment or service at any time for any reason.

        15.    Service Relationship.    For purposes of this Option Agreement, Participant will be considered to be in continuous service as long as Participant remains an Employee, Director, or Consultant (as applicable) of either the Partnership, Company, or any Affiliate thereof or an employee, consultant, or director of an entity or a parent or subsidiary of such entity assuming or substituting new units for the Units covered by the Option. Any question as to whether and when there has been a termination of such Service, and the cause of such termination, will be determined by the Committee, and its determination will be final.

        16.    Issuance of Units.    The Partnership shall not be obligated to issue any Units pursuant to the Option at any time when the Units covered by such Option have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules or regulations as the Partnership or the Committee deems applicable and, in the opinion of legal counsel for the

Partnership, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such Units.

        17.    Notices.    Any notices given in connection with this Option Agreement shall, if issued to Participant, be delivered to Participant's current address on file with the Partnership, or if issued to the Partnership, be delivered to the Partnership's principal offices.

        18.    Execution of Receipts and Releases.    Any payment of cash or any issuance or transfer of Units or other property to Participant, or to Participant's legal representatives, heirs, legatees or distributees, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Partnership may require Participant or Participant's legal representatives, heirs, legatees or distributees, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

        19.    Successors.    This Option Agreement shall be binding upon Participant, Participant's legal representatives, heirs, legatees and distributees, and upon the Partnership, its successors and assigns.

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        IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement to be effective as of the day and year first above written.

ABRAXAS ENERGY PARTNERS, L.P.
By:	Abraxas General Partner, LLC
Its:	General Partner
By:	Barbara M. Stuckey President and Chief Operating Officer
PARTICIPANT:
By:

Printed Name:

APPENDIX A

FORM OF OPTION EXERCISE NOTICE

ABRAXAS ENERGY PARTNERS, L.P.
LONG-TERM INCENTIVE PLAN
OPTION EXERCISE NOTICE

PLEASE PRINT:
TODAY'S DATE:
OPTIONHOLDER NAME:
MAILING ADDRESS:

Attention:

I hereby exercise my Option to acquire                        Units, as defined in the ABRAXAS ENERGY PARTNERS, L.P. Long-Term Incentive Plan (the "Plan"), at my exercise price per Unit of $                        . Enclosed is the original of my Option Agreement evidencing my Option hereby exercised and consideration in a form provided for in my Option Agreement in the amount of $                        .

I hereby represent that I have previously received a copy of the Plan from the Partnership and that I understand the terms and restrictions described therein and agree to be bound by the terms of such document and my Option Agreement.

By:

Receipt of Notice and Payment in Full Acknowledged:

By:
Name:
Date:
NOTE:
If exercising the Option represented by the enclosed Option Agreement to purchase less than all of the Units to which the Option relates, the original Option Agreement will be returned with an appropriate notation evidencing the Units for which the Option has been exercised.

Appendix A-1

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ABRAXAS ENERGY PARTNERS, L.P. LONG-TERM INCENTIVE PLAN OPTION AGREEMENT